Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-3 (Nos. 333-164440, 333-98981, 333-119858 and 333-185590), Form S-4 (No. 333-112851) and Form S-8 (Nos. 33-31427, 33-36944, 33-72704, 33-60879, 333-33925, 333-93097, 333-114873, 333-119842, 333-173778 and 333-203545) of CalAmp Corp. and Subsidiaries (collectively, the “Company”) of our report dated April 21, 2015, relating to the consolidated financial statements of the Company, appearing in this Annual Report on Form 10-K of the Company for the year ended February 28, 2017.

/s/ SingerLewak LLP

Los Angeles, California
May 12, 2017